Exhibit 4.2

EXCHANGE AGREEMENT

dated as of

            , 2013

among

SILVERCREST ASSET MANAGEMENT GROUP INC.,

SILVERCREST L.P.

and

THE CLASS B PARTNERS SET FORTH

ON THE SIGNATURE PAGES HERETO

Annex A — Instrument of Transfer

This EXCHANGE AGREEMENT (this “Agreement”) is dated as of [            ], 2013, by and among Silvercrest Asset Management Group Inc., a Delaware corporation (the “Company”), Silvercrest L.P., a Delaware limited partnership (the “Partnership”), and the Class B Partners signatory hereto or to the Additional Party Signature Page in the form attached hereto as Annex A.

WITNESSETH

WHEREAS, the Class B Partners beneficially own all of the outstanding Class B Units of the Partnership and all of the outstanding Class B Shares of the Company;

WHEREAS, the Company is the general partner of the Partnership and owns all of the Class A Units of the Partnership;

WHEREAS, the Company and the Class B Partners are parties to the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 13, 2012, as amended from time to time (the “Silvercrest LPA”); and

WHEREAS, the parties hereto desire to agree to the exchange of Class B Units for Class A Shares by the Class B Partners at such time and upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Act” shall have the meaning set forth in the Silvercrest LPA.

“Affiliate” means, (i) as to any Person who is an individual, the Immediate Family of such Person and trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family and any entity (other than the Company or its Affiliates) that, directly or indirectly, through one or more intermediaries is controlled by or is under common control with such Person, the Immediate Family of such Person, or trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family, and (ii) as to any Person which is not an individual, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, the Company’s Affiliates shall include its Control Affiliates. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” shall mean the board of directors of the Company.

“Cause” shall have the meaning set forth in the Silvercrest LPA.

“Class A Shares” shall mean shares of Class A common stock, par value $.01 per share, of the Company.

“Class A Units” shall have the meaning set forth in the Silvercrest LPA.

“Class B Partner” shall mean an employee of the Company or any of its Affiliates who holds Class B Units.

“Class B Shares” shall mean shares of Class B common stock, par value $.01 per share, of the Company.

“Class B Units” shall have the meaning set forth in the Silvercrest LPA.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Company” has the meaning set forth in the preamble.

“Control Affiliate” means any Person for which the Partnership serves as general partner, investment manager or in a similar capacity.

“Disability” shall have the meaning set forth in the Silvercrest LPA.

“Exchange” shall mean the exchange by a Class B Partner of one or more Class B Units for an equal number of Class A Shares pursuant to the provisions of this Agreement.

“Exchange Date” has the meaning set forth in Section 2.1(a).

“Exchange Request” has the meaning set forth in Section 2.3.

“Executive Committee” shall mean the Executive Committee of the Partnership established pursuant to the Silvercrest LPA.

“Immediate Family” has the meaning assigned to it in the Silvercrest LPA.

“IPO Date” shall mean the date of the closing of the initial public offering of the Class A Shares.

“Lien” shall mean a mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, easement, right of way, restriction on the use of real property, title defect, title retention agreement, voting trust agreement, option, right of first refusal, lien, charge, license to third-parties, lease to third parties, restriction on transfer or assignment, or other restriction or limitation of any nature or irregularity in title.

“Member Tax Obligation” has the meaning set forth in Section 2.2(c).

“Open Window Period” shall mean the open window period for trading of Class A Shares by employees of the Partnership and its Subsidiaries that occurs once each fiscal quarter of the Company pursuant to the Insider Trading Policy established by the Board, as may be amended from time to time in its sole discretion.

“Partner Group” has the meaning set forth in Section 2.2(a).

“Partnership” has the meaning set forth in the preamble.

“Permitted Charitable Institution” means an organization formed for the purpose of producing goods and services whose status does not permit them to be a source of income, profit or other financial gain for the units that establish, control or finance them and exempted from certain taxation pursuant to Section 501(c)(3) of the U.S. Internal Revenue Code.

“Person” means and includes an individual and any legal entity including a corporation, partnership, association, limited liability company, joint stock company, trust or estate.

“Registration Rights Agreement” shall mean the Resale and Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Class B Partners named on the signature pages thereto.

“Retirement” shall have the meaning set forth in the Silvercrest LPA.

“Silvercrest LPA” has the meaning set forth in the recitals.

“Specified Permitted Transferee” shall have the meaning set forth in the Silvercrest LPA.

“Subsidiary” means, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity, and when used without reference to an entity, shall mean a Subsidiary with reference to the Partnership.

“Unit(s)” shall mean the Class A Units and the Class B Units (whether or not vested).

ARTICLE II

EXCHANGE

2.1 Exchange Dates. Each Class B Partner shall be permitted to Exchange its Class B Units at any time during the first ten (10) days of an Open Window Period unless the Executive Committee elects to extend the period during which Exchanges may be made, in its sole discretion (each day within such ten (10) day period, as extended, is referred to herein as an “Exchange Date”). The Company shall ensure that an Open Window Period occurs once each fiscal quarter of the Company; provided that the Company may close any Open Window Period and restrict trading in any such period as required by the Company’s Insider Trading Policy and applicable securities laws. For the avoidance of doubt, the Company may establish as many Exchange Dates as it shall determine in its sole discretion.

2.2 Permissible Exchanges by Class B Partners.

(a) General Rule. Subject to Sections 2.2(b) through (e) and 2.6, during any twelve (12) month period commencing on or following the six-month anniversary of the IPO Date and until the date of termination of employment of a Class B Partner, each Class B Partner (along with his or her Specified Permitted Transferees) (collectively, the “Partner Group”) shall be permitted collectively to Exchange, or to transfer or gift Class B Units held by the Partner Group to a Permitted Charitable Institution, a number of vested Class B Units in an amount not to exceed twenty percent (20%) of the aggregate number of vested and unvested Class B Units held by such Partner Group as of the first day of such 12-month period in which the applicable Exchange (or transfer or gift) occurs; provided that, at all times following the IPO Date until termination of employment, (i) each Class B Partner who was a Class B Partner on the IPO Date must retain at least twenty-five percent (25%) of the number of Class B Units held by such Class B Partner on the IPO Date (as adjusted for any stock splits, reverse stock splits, share combinations, dividends and reclassifications occurring after the IPO Date) and (ii) each Class B Partner who became a Class B Partner at any time after the IPO Date must retain at least twenty-five percent (25%) of the number of Class B Units held by such Class B Partner on the date of admission of such Class B Partner to the Partnership (as adjusted for any stock splits, reverse stock splits, share combinations, dividends and reclassifications occurring after the date of his or her admission to the Partnership). Notwithstanding the foregoing, Class B Partners whose employment is terminated due to Retirement may Exchange any number of Class B Units for Class A Shares at any time.

(b) Post-IPO Date Class B Partners. Notwithstanding Section 2.2(a), but subject to Sections 2.2(c) through (e) and 2.6, any Person who becomes an employee of the Company or any of its Affiliates after the IPO Date may not exchange any Class B Units during his or her first year of employment.

(c) Exceptions. Notwithstanding Section 2.2(a) and (b), (i) following the six-month anniversary of the IPO Date, the Board may permit any Class B Partner or his or her Specified Permitted Transferees to exchange vested Class B Units in an amount exceeding that described in Section 2.2(a), which permission may be withheld, delayed, or granted on such terms and conditions as the Board may determine in its sole discretion, and (ii) in the event that the aggregate amount of income taxes payable by a member of a Partner Group and attributable to any of (A) the grant or vesting of Class B Units, (B) the exercise of options to acquire Class B Units and/or (C) the Exchange of Class B Units for Class A Shares upon termination of employment (whether or not such partner is or was an employee of the Company or any of its Affiliates at the time that such income tax first became due and payable) (the “Member Tax Obligation”) exceeds the net proceeds such partner would receive upon the sale of all of the Class A Shares issued to such Class B Partner in exchange for vested Class B Units pursuant to Section 2.2(a) as of the first day of the relevant twelve month period during which the Member Tax Obligation first becomes due and payable, such partner shall instead, in the case of a condition described in subsection (ii)(A) and (ii)(B) above, be entitled to Exchange a number of vested Class B Units and resell an equal number of Class A Shares issued in exchange for such Class B Units, and in the case of a condition described in subsection (ii)(C) above, sell sufficient Class A Shares issued in exchange for exchanged Class B Units, such that, in each case, the net proceeds from the sale of such Class A Shares would enable such member to satisfy the Member Tax Obligations.

For the avoidance of doubt, the Member Tax Obligation shall be mutually agreed to by the relevant Class B Partner and the Executive Committee and calculated by taking into account the marginal federal, state and applicable local income tax rate applicable to the relevant member of the Partner Group, the deductibility of state and local income taxes for federal income tax purposes, the availability of offsetting losses or tax credits, and such other relevant factors as are mutually agreed to by such partner and the Executive Committee, acting in good faith.

(d) Restrictions on Class A Shares. Each Class B Partner hereby acknowledges and agrees that (i) the Company shall not have any obligation to deliver Class A Shares that have been registered under the Securities Act, and (ii) the Company reserves the right on any Exchange Date to provide registered Class A Shares, unregistered Class A Shares or any combination thereof, as it may determine in its sole discretion. The Company reserves the right to cause certificates evidencing such Class A Shares to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions and may require any Class B Partner to which Class A Shares are to be issued to agree in writing (A) that such Class A Shares will not be transferred except in compliance with such restrictions and (B) to such other matters as the Company may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(e) Vested Class B Units. For the avoidance of doubt, a Class B Partner may not Exchange any vested Class B Units for six (6) months following the IPO Date.

(f) Unvested Class B Units. For the avoidance of doubt, a Class B Partner may not Exchange any unvested Class B Units at any time.

2.3 Exchange Request. A Class B Partner may submit a request to effect an Exchange by delivering to the Company, not less than fourteen (14) calendar days prior to an Exchange Date (or such lesser number of days as the Company may permit in its sole discretion), a written notice (the “Exchange Request”). An Exchange Request shall set forth the number of Class B Units such Class B Partner’s Partner Group elects to Exchange for Class A Shares and the proposed Exchange Date. The Class B Partner shall represent to the Company that such Class B Partner’s Partner Group owns the Class B Units to be delivered at such Closing pursuant to Section 2.7, free and clear of all Liens, except as set forth therein, and, if there are any Liens identified in the Exchange Request, such Class B Partner shall covenant that such Class B Partner’s Partner Group will deliver at the applicable Closing evidence reasonably satisfactory to the Company that all such Liens have been released. An Exchange Request is not revocable or modifiable, except with the written consent of the Company.

2.4 Suspensions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, at all times, in its sole discretion and without a limitation, to block any Exchange by a Partner Group or shorten the Open Window Period if it becomes aware of any nonpublic information that has not been disclosed to the public.

2.5 Closing Date.

(a) If an Exchange Request has been timely delivered pursuant to Section 2.3, then, on the Exchange Date set forth in the Exchange Request (as may be extended pursuant to this Section 2.5, the “Closing Date”), the parties shall effect the closing (the “Closing”) of the transactions contemplated by this Article II at the offices of the Company at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019, or at such other time, at such other place, and in such other manner, as the applicable parties to such Exchange shall agree in writing; provided, however, that, except as may be determined otherwise by the Company in its sole discretion, if an applicable Exchange Date falls on a day during which directors, officers or other employees of the Company or any of its Affiliates are prohibited by the trading policies of the Company from disposing of equity securities of the Company, then with respect to all requested Exchanges, the Closing Date shall instead be deemed to be the first business day after such Exchange Date that such officers and directors are allowed to dispose of equity securities of the Company pursuant to the trading policies of the Company.

2.6 Closing Conditions.

(a) The obligations of any of the parties to consummate an Exchange pursuant to this Article II shall be subject to the conditions that there shall be no injunction, restraining order or decree of any nature of any governmental or regulatory authority that is then in effect that restrains or prohibits the Exchange of Class B Units or the transfer of Class B Shares for redemption.

(b) The obligations of the Company to consummate an Exchange pursuant to this Article II shall be subject to the following conditions:

(1) The Class B Partner shall have taken all actions reasonably requested by the Company to permit the automatic redemption, immediately following the Closing, of a number of Class B Shares equal to the number of Class B Units being Exchanged by such Class B Partner’s Partner Group at such Closing (including delivery to the Company of certificates evidencing such number of Class B Shares and confirmation that any Liens on such Class B Shares shall have been released); and

(2) If such Class B Partner is not a party to the Registration Rights Agreement, such Class B Partner shall have executed and delivered a counterpart signature page of the Registration Rights Agreement and all other documents reasonably requested by the Company in connection therewith.

(c) The obligations of each Person in the Class B Partner’s Partner Group exchanging Class B Units at such Closing shall be subject to the following conditions:

(1) The Company shall have taken all actions reasonably required to permit the automatic redemption, immediately following the Closing, of a number of Class B Shares held by such Class B Partner’s Partner Group equal to the number of Class B Units being Exchanged by such Class B Partner’s Partner Group at such Closing; and

(2) If such Class B Partner is not a party to the Registration Rights Agreement, the Company shall have executed and delivered a copy of the Registration Rights Agreement.

2.7 Closing Deliveries. At each Closing, the Company and each Class B Partner that has submitted an Exchange Request in respect of such Closing shall deliver the following:

(a) each such Person in such Class B Partner’s Partner Group Exchanging Class B Unit shall deliver an instrument of transfer, substantially in the form of Annex A hereto or otherwise in form reasonably satisfactory to the Company, sufficient (i) to transfer to the Company the number of vested Class B Units set forth in the Exchange Request of such Class B Partner’s Partner Group and (ii) to affirm that such Class B Partner agrees to comply with the covenants contained in Section 3.1 of the Registration Rights Agreement and Section 8.5 of the Silvercrest LPA as may be applicable to such Class B Partner at that time;

(b) if applicable, each such Person in such Class B Partner’s Partner Group shall deliver evidence reasonably satisfactory to the Company, that all Liens on such Class B Partner’s Partner Group’s Class B Units delivered pursuant to this Section 2.7 have been released;

(c) the Company shall deliver to the Partnership a certificate issued in the name of each such Class B Partner representing a number of Class A Shares equal to the number of Class B Units such Class B Partner elected to Exchange; and

(d) the Partnership shall deliver to each such Class B Partner a certificate representing a number of Class A Shares equal to the number of such Class B Units such Class B Partner elected to Exchange.

2.8 Expenses. Each party hereto shall bear such party’s own expenses in connection with the consummation of any of the transactions contemplated hereby, whether or not any such transaction is ultimately consummated.

ARTICLE III

MISCELLANEOUS

3.1 Termination of Partner Group Membership; Cancellation of Class B Units; Issuance of Class A Units. Upon consummation of each Closing contemplated by Article II, each Class B Unit transferred to the Company at such Closing shall be cancelled, the Partnership shall issue one Class A Unit to the Company in respect of each such Class B Unit that was transferred and surrendered and the Executive Committee shall modify the books and records of the Partnership to reflect such cancellation and issuance. In the event that, as a result of an Exchange, a Class B Partner shall cease to hold any vested or unvested Class B Units, such Class B Partner shall cease to be a Class B Partner for any purpose under the Silvercrest LPA, this Agreement and the Act.

3.2 Tax Treatment. As required by the Code and the Regulations: (i) the parties shall report an Exchange consummated hereunder as a taxable sale of Class B Units by a Class B Partner to the Company (in conjunction with an associated cancellation of Class B Shares) and (ii) no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

3.3 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 3.3) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:

Silvercrest Asset Management Group Inc.

1330 Avenue of the Americas

38th Floor

New York, NY 10019

(T) (212) 649-0600

(F) (212) 649-0606

Attention: General Counsel

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

(b) if to any of the Class B Partners, to:

the address and facsimile number set forth in the records of the Company.

(c) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

3.4 Term of the Agreement.

(a) This Agreement shall become effective on the date hereof and shall terminate on the earlier of (i) the first date on which there are no Class B Units remaining, (ii) the date on which the Executive Committee and all Class B Partners agree to terminate this Agreement, or (iii) the dissolution of the Partnership. Unless this Agreement is theretofore terminated pursuant to this Section 3.4(a), all Class B Partners shall be bound by its terms.

(b) A Class B Partner shall cease to be a party to this Agreement upon the Transfer of all the Class B Units held by such Class B Partner to another Person in accordance with the terms of this Agreement.

3.5 Amendments; Waivers.

(a) This Agreement may be amended or modified, and any provision in this Agreement may be waived, with the consent of the Company, the Partnership and the Class B Partners that hold, in aggregate, sixty percent (60%) of the outstanding Class B Units, and who are then bound by the terms of this Agreement (other than an amendment that, in the good faith judgment of the Executive Committee, is intended to cure any ambiguity or correct or supplement any provisions of this Agreement that may be incomplete or inconsistent with any other provision contained herein, which amendment may be made by the Company); provided, that, without the consent of any Person, a Person who becomes a Class B Partner after the date hereof shall execute and deliver an Additional Party Signature Page to this Agreement in the form attached hereto as Annex A to become a party to this Agreement.

(b) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

3.6 Adjustment Upon Changes in Capitalization. In the event of any change in the outstanding Class B Units of the Partnership or Class A Shares of the Company by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and the like, the terms “Class B Units” and “Class A Shares” shall refer to and include the securities received or resulting therefrom and the terms and provisions of this Agreement shall be appropriately adjusted so that each Class B Partner will thereafter continue to have and be subject to, to the greatest extent practicable, the same rights and obligations he, she or it had been subject to prior to such change.

3.7 Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

3.8 Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns.

3.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Southern District of New York and the courts of the state of New York sitting in the County of New York (and any court to which an appeal therefrom may be taken), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

3.10 Submission to Jurisdiction; Waiver of Immunity. Each Class B Partner, for itself and its successors and assigns, hereby irrevocably waives (a) any objection, and agrees not to assert, as a defense in any legal or equitable action, suit or proceeding against such Class B Partner arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing, that (i) it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable before such arbitral body or in said courts, (ii) the venue thereof may not be appropriate and (iii) the internal laws of the State of Delaware do not govern the validity, interpretation or effect of this Agreement, (b) any immunity from jurisdiction to which it might otherwise be entitled in any such arbitration, action, suit or proceeding which may be instituted for specific performance before any state or federal court in the State of Delaware or the State of New York and (c) any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such arbitration, action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.

3.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

3.12 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

3.13 Counterparts. This Agreement may be executed in any number of counterparts, including electronic counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that both parties need not sign the same counterpart.

3.14 Entire Agreement. This Agreement, including Annex A hereto, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

3.15 Construction. This Agreement shall be decided by a court of law and shall not be construed in favor of the drafters of this Agreement.

3.16 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

3.17 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be duly executed and delivered, all as of the date first set forth above.

SILVERCREST ASSET MANAGEMENT GROUP INC.

By:
Name:
Title:

SILVERCREST L.P.

By:
Name:
Title:

CLASS B PARTNERS:

Jeffrey C. Allen

Edward F. Appel

Matthew Arpano

Patrick A. Bittner

James J. Bleakley, Jr. Revocable Trust dated
May 15, 2002

By:
Name: James J. Bleakley, Jr.
Title: Trustee

Jeremiah M. Bogert

The Margot C. Bogert and
Jeremiah M. Bogert Family Trust

By:
Name: Jeremiah M. Bogert
Title: Trustee

Ben Brewster

Signature Page To Exchange Agreement

Brewster 1966 Trust

By:
Name:
Title:

Russell Brown

David J. Campbell

Kim Campione

G. Moffett Cochran

The Moffett Cochran GRAT 2010

By:
Name: G. Moffett Cochran
Title: Trustee

The Peyton Cochran Trust

By:
Name: G. Moffett Cochran
Title: Trustee

The Lee Cochran Trust

By:
Name: G. Moffett Cochran
Title: Trustee

Anthony Fiore

Scott A. Gerard

Signature Page To Exchange Agreement

J. Allen Gray

Hamar Capital Limited

G. David Hamar, Jr.

George David Hamar Trust DDD 2/3/2006 for
Katherine Anne Phelps Hamar

By:
Name: G. David Hamar, Jr.
Title: Trustee

G. David Hamar, Jr.

Burnett Hansen

The Linda M. Hartley Revocable Lifetime Trust

By:
Name: Linda M. Hartley
Title: Trustee

Robert F. Hill

Richard R. Hough

Investor Records Holdings, LLC

By:
Name: Benjamin Brewster
Title:

Signature Page To Exchange Agreement

Martin Jaffe

Cathy A. Jameson

Bart A. Johnston

Todd Kanter

Kanter Marathon Holding LLC

By:
Name: Todd Kanter
Title: Member

Lanark Holdings LLC

By:
Name: Benjamin Brewster
Title: Member

Allen J. Laufer

David B. MacNeil

Paul McCrann

Sally Megear

Albert S. Messina

Signature Page To Exchange Agreement

Jeremiah Milbank

Stanley H. Reese

Ian W. Smith

Douglas M. Stevenson

John B. Stevenson

David Taylor

Peter Tobeason

Roger W. Vogel

Carter Whisnand

Robert Teeter

David Murdock

Signature Page To Exchange Agreement

ANNEX A

INSTRUMENT OF TRANSFER

This INSTRUMENT OF TRANSFER (this “Instrument”) is made as of the Applicable Date by the undersigned (the “Transferor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth on the signature page to this Instrument and, if not defined therein, in the Second Amended and Restated Limited Partnership Agreement (as amended or modified, the “Silvercrest LPA”) of Silvercrest L.P., a Delaware limited partnership (the “Partnership”) between Silvercrest Asset Management Group Inc., a Delaware corporation (the “Company”), the Partnership and the Transferors.

W I T N E S S E T H

WHEREAS, Transferor is the owner of the Applicable Number of vested Class B Units (the “Transferred Units”) and a party to the Silvercrest LPA;

WHEREAS, Transferor has submitted to the Company an Exchange Request, dated as of the Exchange Request Date, electing to exchange (the “Exchange”) the Transferred Units for an equal number of Class A Shares of the Company (the “Exchange Shares”); and

WHEREAS, in connection with the Exchange, Transferor desires to transfer to the Company all of Transferor’s right, title and interest in, to and under the Transferred Units.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and in the Silvercrest LPA and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Transferor hereby agrees as follows:

1. Transfer. Transferor hereby transfers, assigns and delivers to the Company, free and clear of all Liens, all of Transferor’s right, title and interest in, to and under the Transferred Units.

2. Representations and Warranties. Transferor hereby represents and warrants to the Company as follows:

(a) Transferred Units. Immediately prior to giving effect to the transfer contemplated by this Instrument, Transferor owns, beneficially and of record, the Transferred Units free and clear of any Liens.

(b) Authority of Transferor. If Transferor is not a natural person, Transferor is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which Transferor was formed or organized. Transferor has full right, authority, power and legal capacity to enter into this Instrument and each agreement, document and instrument to be executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument and to carry out the transactions contemplated hereby and thereby. This Instrument and each agreement, document and instrument executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Transferor enforceable in accordance with their respective terms.

A1

The execution, delivery and performance by Transferor of this Instrument and each such other agreement, document and instrument:

(i)	does not and will not violate any laws applicable to Transferor, or require Transferor to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

(ii)	does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, lien, security interest, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Transferor is a party or by which the property of Transferor is bound or affected, or result in the creation or imposition of any Lien on any of the assets of Transferor; and

(iii)	in the event that Transferor is not a natural person, does not and will not violate any provision of any organization document of Transferor.

(c) Accredited Investor. Transferor has either (1) completed and delivered to the Company a questionnaire in the form of Schedule 1 attached hereto in respect of Transferor’s qualification as an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and the representations and warranties made by Transferor to the Company in such questionnaire are true, complete and accurate or (2) provided to the Company such representations, warranties and undertakings as the Company shall reasonably require to ensure that the Exchange does not violate the Securities Act and/or other applicable securities laws.

(d) Investment Purpose. The Exchange Shares to be acquired by Transferor upon the consummation of the Exchange are being acquired by Transferor for investment for Transferor’s own account, not as a nominee or agent, and not with a view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act or exempt from such registration. Transferor (other than a natural person) either (1) was not formed for the purpose of investing in the Company or (2) has provided to the Partnership and the Company such representations, warranties and undertakings as the Partnership and the Company shall reasonably require to ensure that the Exchange does not violate the Securities Act and/or other applicable securities laws. Transferor acknowledges that holders of the Exchange Shares must bear the economic risk of an investment in the Exchange Shares so acquired for an indefinite period of time because, among other reasons, such Exchange Shares have not been registered under the Securities Act and, therefore, such Exchange Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Transferor also acknowledges that transfers of the Exchange Shares so acquired are further restricted by applicable United States federal and state and foreign securities laws.

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(e) Access to Information. Transferor understands the risks of, and other considerations relating to, the acquisition and ownership of the Exchange Shares. Transferor has been provided an opportunity to ask questions of, and has received answers satisfactory to Transferor from, the Company and its representatives regarding the Exchange Shares, and has obtained any and all additional information from the Company and its representatives that Transferor deems necessary regarding the Exchange Shares.

(f) Evaluation of and Ability to Bear Risks. Transferor has such knowledge and experience in financial affairs that Transferor is capable of evaluating the merits and risks of, and other considerations relating to, the ownership of the Exchange Shares, and has not relied in connection with the acquisition of the Exchange Shares upon any representations, warranties or agreements other than those set forth in this Instrument. Transferor’s financial situation is such that Transferor can afford to bear the economic risk of holding the Exchange Shares for an indefinite period of time, and Transferor can afford to suffer the complete loss of its investment in the Exchange Shares.

(g) Registration Rights Agreement. Transferor has executed and delivered to the Company a countersigned signature page to the Registration Rights Agreement and understands that the Exchange Shares will be subject to the provisions of the Registration Rights Agreement, which provides certain restrictions on the transferability of such Exchange Shares.

3. Transferor Acknowledgement. Transferor hereby acknowledges that he or she is receiving a significant economic benefit by Exchanging the otherwise illiquid Transferred Units into the Exchange Shares and therefore reaffirms his or her obligation to comply with the restrictive covenants contained in the Silvercrest LPA and the Resale and Registration Rights Agreement each dated as of the date hereof as may be applicable to such Transferor on and following the date hereof.

4. Further Assurance. Transferor hereby agrees to execute and deliver such further agreements and instruments and take such other actions as may be necessary to make effective the transfer contemplated by this Instrument.

5. Successors and Assigns. This Instrument shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6. Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to principles of conflict of laws.

7. Descriptive Headings. The descriptive headings in this Instrument are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Instrument.

8. Counterparts. This Instrument may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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9. Entire Agreement. This Instrument and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, intending to be legally bound hereby, Transferor has executed this Instrument as of the Applicable Date.

TRANSFEROR:

Name:

Acknowledged and accepted
as of the Applicable Date by:

SILVERCREST ASSET MANAGEMENT GROUP INC.

Name:
Title:

Certain Defined Terms

Applicable Date:

Transferor:

Applicable Number:

Exchange Request Date:

[Signature Page to Instrument of Transfer]

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Schedule 1

Transferor represents and warrants to the Company that Transferor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has answered “Yes” to the applicable statements below pursuant to which Transferor so qualify.

Yes	If Transferor is a natural person, Transferor’s own net worth, taken together with the net worth of Transferor’s spouse, exceeds $1,000,000. “Net worth” for this purpose means total assets (excluding the value of the primary residence of such Transferor and any indebtedness secured by the residence, but including indebtedness secured by the residence in excess of its estimated fair market value and any indebtedness incurred 60 days before the date the securities are offered (unless such indebtedness is used to purchase the residence)) in excess of total liabilities.

Yes	If Transferor is a natural person, Transferor had an individual gross income in excess of $200,000 (or joint income with Transferor’s spouse in excess of $300,000) in each of the two previous years and reasonably expects a gross individual income in excess of $200,000 (or joint income with Transferor’s spouse in excess of $300,000) this year.

Yes	If Transferor is an entity, Transferor has total assets in excess of $5,000,000, AND was not formed for the specific purpose of acquiring the securities offered, AND is any of the following:

• a corporation,

• a partnership,

• a limited liability company,

• a Massachusetts or similar business trust, or

• an organization described in Section 501(c)(3) of the Internal Revenue Code

Yes	If Transferor is an entity, all of Transferor’s equity owners are “accredited investors” within the meaning of Regulation D (taking into account the need to look through certain entities under applicable law).

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